Exhibit 99.1

AMERICAN FINANCIAL

REALTY TRUST

FOR IMMEDIATE RELEASE

CONTACT:	Muriel S. Lange
Investor Relations
Telephone: 215-887-2280
Email: mlange@afrt.com website: www.afrt.com

AMERICAN FINANCIAL REALTY TRUST ANNOUNCES

FIRST ACQUISITION AGREEMENT UNDER NEW

“LANDLORD OF CHOICE” PROGRAM

Company Will Acquire Three Newly-Developed Office Buildings

Net Leased to Citigroup

JENKINTOWN, Pa., April 19, 2004 – American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced the inauguration of its new “landlord of choice” program, through which the Company will acquire newly-developed office buildings and bank branches pre-leased to financial institutions. As the first acquisition in the program, American Financial has signed agreements to purchase three office buildings, to be developed by Koll Development, LLC and net leased by an affiliate of Citigroup, Inc. The three buildings, totaling approximately 531,000 square feet, will be located in Louisville, Kentucky, Greensboro, North Carolina and Boise, Idaho. All three properties are to be developed concurrently and are expected to be completed in the fourth quarter of 2004.

American Financial’s purchase price for the three properties will be between $85.6 million and $88.6 million, based upon construction requirements of the lessee, payable upon completion of construction. American Financial will assume no development risk in the transactions, as an affiliate of Citigroup has net leased the properties at a rental rate to be determined as a percentage of the Company’s gross purchase price. The Citigroup leases will be for an initial term of 15 years with two five-year renewal options. Citicorp (rated AA- by Standard and Poor’s) will guarantee the lessee’s obligations under the leases.

“We are excited to inaugurate our new ‘landlord of choice’ program, which will allow us to partner with our most valuable banking tenants and their chosen development companies in new construction opportunities,” said Nicholas S. Schorsch, president and chief executive officer. “American Financial is not a developer, but we are the preferred landlord of major banks. Through this program, our best customers can select American Financial as their landlord in advance, and we will purchase properties net leased to them upon completion of construction.”

Mr. Schorsch added, “We are pleased that Citigroup has selected American Financial as their ‘landlord of choice’ for these projects, and will be the first financial institution to participate in our new program. We are likewise pleased to establish a new relationship with Koll Development, one of the nation’s premier commercial real estate development companies.”

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.

Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.